Exhibit 99.2

Charlotte Russe Holding, Inc.

Consolidated Statements of Income

(amounts in 000’s, except per share data)

(unaudited)

	FISCAL 2004					FISCAL 2005					FISCAL 2006
	1st Quarter (12/03)	2nd Quarter (3/04)	3rd Quarter (6/04)	4th Quarter (9/04)	FISCAL YEAR	1st Quarter (12/04)	2nd Quarter (3/05)	3rd Quarter (6/05)	4th Quarter (9/05)	FISCAL YEAR	1st Quarter (12/05)	2nd Quarter (3/06)	3rd Quarter (6/06)	4th Quarter (9/06)	FISCAL YEAR
Net sales	$125,094	$99,185	$112,620	$120,058	$456,957	$130,255	$108,710	$123,268	$156,803	$519,036	$180,430	$155,263	$162,618		$498,311
Cost of goods sold	(91,346)	(76,888)	(80,008)	(86,234)	(334,476)	(96,307)	(83,028)	(91,814)	(113,713)	(384,862)	(132,026)	(115,790)	(117,304)		(365,120)

Gross Profit	33,748	22,297	32,612	33,824	122,481	33,948	25,682	31,454	43,090	134,174	48,404	39,473	45,314		133,191
Selling, general & administrative expenses	(24,333)	(21,281)	(23,473)	(26,060)	(95,147)	(26,994)	(24,979)	(26,192)	(31,187)	(109,352)	(33,972)	(31,410)	(31,279)		(96,661)

Operating Income	9,415	1,016	9,139	7,764	27,334	6,954	703	5,262	11,903	24,822	14,432	8,063	14,035		36,530
Interest income, net	37	81	81	104	303	123	226	218	301	868	353	594	699		1,646
Other charges	(75)	(74)	(64)	(62)	(275)	(64)	(61)	(74)	(62)	(261)	(63)	(67)	(62)		(192)

Income from continuing operations before income taxes	9,377	1,023	9,156	7,806	27,362	7,013	868	5,406	12,142	25,429	14,722	8,590	14,672		37,984
Income tax expense	(3,657)	(399)	(3,571)	(3,044)	(10,671)	(2,735)	(339)	(1,909)	(4,604)	(9,587)	(5,845)	(3,410)	(5,825)		(15,080)

Net income from continuing operations	5,720	624	5,585	4,762	16,691	4,278	529	3,497	7,538	15,842	8,877	5,180	8,847		22,904
Discontinued Operations:
Profit(loss) from operations, net of tax	760	(548)	(161)	(1,658)	(1,607)	(2,116)	(1,291)	(183)	(1,451)	(5,041)	(1,818)	(3,194)	(2,969)		(7,981)
Impairment charges, net of tax	0	0	0	0	0	0	0	0	0	0	0	(13,567)	0		(13,567)

Net Income	$6,480	$76	$5,424	$3,104	$15,084	$2,162	($762)	$3,314	$6,087	$10,801	$7,059	($11,581)	$5,878		$1,356

Earnings per diluted share	$0.27	$0.00	$0.23	$0.13	$0.63	$0.09	($0.03)	$0.14	$0.25	$0.45	$0.29	($0.47)	$0.24		$0.06

Shares Used in Calculation (000’s)	23,753	23,900	24,082	24,180	23,993	24,013	23,986	24,053	24,197	24,062	24,468	24,630	24,788		24,640
E.P.S. Breakdown:
Continuing Operations	$0.24	$0.03	$0.23	$0.20	$0.70	$0.18	$0.02	$0.15	$0.31	$0.66	$0.36	$0.21	$0.36		$0.93

Discontinued Operations	$0.03	($0.03)	($0.00)	($0.07)	($0.07)	($0.09)	($0.05)	($0.01)	($0.06)	($0.21)	($0.07)	($0.68)	($0.12)		($0.87)

NOTE: As discussed in the press release issued by the Company on July 20, 2006, all previously reported periods have been reclassified to reflect all but a few of the Rampage stores as discontinued operations as these store operations met the criteria for classification of being held for sale as of the end of the third quarter of fiscal 2006.